MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU") is entered into as of March 19, 2025, by and between:

- iQSTEL Inc. ("iQSTEL"), a Nevada corporation.

- Craig Span (“Seller”). the sole owner of Globetopper, LLC (www.globetopper.com), a Delaware limited liability company (“GT”) as of the close of the transactions contemplated herein.

- Accredited Solutions, Inc. (“ASII”), a corporation registered in the State of California.

Collectively, iQSTEL, ASII, and Seller shall be referred to as the “Parties”.

1. Purpose

The purpose of this MOU is to establish the preliminary terms and mutual understanding to the negotiation and execution of a definitive Purchase Agreement.

- The remaining 49% ownership will be retained by the Seller.

- The Parties agree to execute the Purchase Agreement no later than July 1, 2025, or sooner.

It is intended that the definitive transaction documents shall include:

•	A unit purchase agreement between Seller and iQSTEL (the “Purchase Agreement”) containing a commitment to the capital infusion described in section 5 below
•	An operating agreement among the post-closing members of GT (i.e. Seller and iQSTEL) containing customary minority protections and other standard terms;
•	Unit pledge agreement and/or promissory notes to secure the post-Closing payment obligations of iQSTEL hereunder; and
•	An employment agreement between GT/iQSTEL and Seller memorializing mutually agreed- -Closing employment (including the incentive bonuses set forth in Section 6.3 below).

2. About GlobeTopper (GT)

GT is a pioneering fintech company specializing in enhanced Top-Up Services (B2B), enabling seamless financial transactions across multiple markets. Its technology-driven -margin fintech services.

3. About iQSTEL

iQSTEL Inc. (OTCQX: IQST) is a publicly traded multinational telecommunications and technology company providing innovative solutions in telecom, fintech, cybersecurity, and AI-driven services. iQSTEL operates across 17 time zones, offering high-margin technology solutions to a growing global market.

4. GT Preliminary Financials FY 2024

• Revenue: $39.4 million

• EBITDA: $190,000

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5. GT Business Plan & Growth Strategy

The Parties acknowledge that GT requires a capital infusion for the of up to $1.2 million to scale operations and expand into new markets in a 24-month business plan. The specific use of funds and growth strategy will be further detailed in the definitive Purchase Agreement. The summary of the business plan is as follow:

6. iQSTEL’s Investment Proposal

6.1 Equity Acquisition

iQSTEL proposes to acquire 51% equity interest in GT for a total consideration of $700,000.

6.2 Payment Structure

• $200,000 in cash, distributed as follows:

- $100,000 on July 1, 2025 or at execution date.

- $50,000 on August 1, 2025.

- $50,000 on September 1, 2025.

• $500,000 in iQSTEL common shares, subject to a six-month holding period.

• Share price calculated at a a 20% discount to the Volume Weighted Average Price (VWAP) over the five days preceding execution of a definitive Purchase Agreement.

6.3 GT CEO Performance Incentives

 • 2025 Performance Bonus: 50% of EBITDA growth compared to 2024, payable in iQSTEL shares using the same 20% VWAP discount methodology.

 • 2026 Performance Bonus: 50% of EBITDA growth compared to 2025, payable in iQSTEL shares using the same 20% VWAP discount methodology.

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6.4 Strategic Growth Support: $1,200,000 Lending Facility

To support GT’s growth, iQSTEL will provide up to $1,200,000 in structured financing across 24 months after execution, disbursed in monthly installments of $50,000, contingent upon meeting quarterly financial targets.

6.5 Leadership Continuity

• Craig Span will continue as CEO, ensuring stability and operational continuity.

• iQSTEL will provide stategic and operational support to accelerate GT’s growth and will integrate GT’s services into iQSTEL’s portfolio, making them available to iQSTEL’s existing customer base.

6.6 Corporate Governance & Board Structure

• GT’s Board of Directors will consist of three members:

- 2 members nominated by iQSTEL.

- 1 member nominated by Seller.

6.7 ASII Approval & Transaction Context

• ASII formally approves and supports this transaction and agrees to be a Party to this MOU. ASII further agrees to execute any documentation reasonably requested by Seller in order to memorialize Seller’s 100% ownership interest in GT and confirm the termination of any existing agreement between GT, Seller and ASII.

• In turn, Seller and GT (as applicable) agree to terminate any existing purchase agreements between Seller, GT ownership or assets and to release ASII from any existing obligations thereunder.

Seller, GT and ASII shall work together in good faith to memorialize such matters in a manner satisfactory to the relevant parties.

The parties acknowledge that ASII has engaged a registered broker-dealer to explore value-enhancing opportunities, including mergers with SPACs, to facilitate its listing on a national exchange. Additionally, ASII may have already entered non-binding negotiations with potential merger or acquisition candidates. Accordingly, if ASII enters into a binding Business Combination Agreement (BCA) with a SPAC within 60 days of this agreement’s execution to become publicly traded on a national exchange, ASII shall have the option to reclaim its current ownership position, with respect to IQSTEL.

7. Representation

Subject to Section 6.7 above, the Parties represent that they have the full legal authority to enter into this MOU and intend to negotiate and execute the Purchase Agreement in good faith. This MOU does not create any legally binding obligations except as specified under the confidentiality section (Section 10) and Section 8 with regards to public disclosures regarding this MOU.

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8. Communications and Public Disclosure

All communications, disclosures, and announcements regarding this transaction must be approved by all Parties. Being publicly traded companies, iQSTEL and ASII may be required to file an 8-K SEC filing and announce this MOU in a Press Release.

9. Due Diligence Contingency

This acquisition is contingent upon iQSTEL successfully completing its due diligence on GT. If iQSTEL, in its sole discretion, determines that the due diligence findings are not satisfactory, it reserves the right to withdraw from the transaction without penalty.

10. Confidentiality and Non-Binding Nature

This MOU is confidential and non-binding, intended to serve as the basis for further negotiations. The terms herein are subject to due diligence and the execution of a definitive Purchase Agreement.

11. Signatures

IQSTEL Inc.  /s/ Leandro Iglesias

Name: Leandro Iglesias (President & CEO)

Date: March 19, 2025

/s/ Eduardo Brito

Accredited Solutions, Inc. (ASII)

Name: Eduardo Brito (CEO)

Date: March 19, 2025

/s/ Craig Span

Craig Span

Date: March 19, 2025

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